EXHIBIT 10.11
                         FIRST AMENDMENT
                 TO GREENE EMPLOYMENT AGREEMENT

     This AMENDMENT made as of this 15th day of Janaury 1995 to an Agreement made as of the 15th day of December, 1993 (the "Employ-ment Agreement") as between Data Switch Corporation, a Delaware corporation with offices at One Enterprise Drive, Shelton, Connecticut 06484 (the "Company") and Richard E. Greene, an individual residing at 4255 Gulf Drive #125, Holmes Beach, Florida, 34217 ("Greene" or the "Executive").

                      W I T N E S S E T H:

     WHEREAS, the Employment Agreement provides that the Executive will continue to serve as a director of the Corporation and that any failure to include the Executive on the management slate for reelection to the Board of Directors for any year may be deemed by the Executive to be termination of his Employment Agreement with the Company;

     WHEREAS, the Executive desires to resign as a director of the Company in order to engage in certain unrelated full-time activi-ties; and

     WHEREAS, the Executive is ready, willing and able to continue to provide general advice to the Company on a limited basis as an employee, senior representative and Executive goodwill ambassador for the Company; and

     WHEREAS, the Company has agreed to increase Executive's compensation and under certain circumstances to extend the term of the Employment Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1.   Ratification of Employment Agreement.

     The Employment Agreement hereby is, ratified and confirmed in all respects, except as amended hereby.

     2.   Additional Responsibilities of the Employee.

     In additional to the duties and responsibilities of the Employee set forth in Section 2 of the Employment Agreement, the Executive agrees to provide during the term hereof one written report each quarter commencing during the first quarter of 1995 on trends in the computer and communications switching business. The extent, format and substance of each such report shall be in the Executive's reasonable business discretion and professional judgment.

     3.   Adjustment of Compensation:
     The Base Compensation payable to the Executive as set forth in Schedule A of the Employment Agreement shall be increased as follows:
1995 - Two Hundred Twenty-Five Thousand Dollars ($225,000); and
1996 - One Hundred Seventy-Five Thousand Dollars ($175,000).

     4.   Adjustment of Term.

     The term of the Employment Agreement as set forth in Section
1 of the Employment Agreement shall automatically be extended for one (1) additional year, 1997 under the following conditions:

     (a) If the Company exists as a separately owned public company on December 31, 1996 and the price of its Common Stock is $4.00 per share or more, the Employment Agreement shall be extended for one additional year on the same terms and conditions and the Executive shall receive as Base Compensation for such additional year One Hundred and Fifty Thousand ($150,000) in cash payable in accordance with the Company's normal payroll practices during said year.

     (b) If the Company exists as a separately owned public company as of December 31, 1996 and the price of the Common Stock is less then $4.00 per share, but not less than $2.50 per share, than the Employment Agreement shall be extended for an additional year on the same terms and conditions and the Executive shall receive as Base Compensation for such additional year 37,500 shares of the Company's Common Stock (restricted against retransfer), which Shares shall be issued to him promptly after January 1, 1997.

     (c) If the Company does not exist as a separately owned public Company as of December 31, 1996, or if the price per share is less than $2.50 per share, this Employment Agreement shall not be extended for any additional term.

     (d) The applicable price per share of the Common Stock for purposes of this provision shall be, the Closing Price for the shares on NASDAQ or any other securities exchange on which such shares shall then be traded averaged over the ten (10) trading days preceding December 31, 1996. In the event of any stock split, stock dividend or similar recapitalization between the date hereof and the measuring period, the price per share and the number of shares referred to in paragraphs (a) and (b) hereof shall be appropriately adjusted.

     (e) In the event there is a Sale, Merger or Take Over of the Company, as defined by Section 6(a)(i)(ii) or (iii) of the Employment Agreement prior to December 31, 1996, it shall be understood that the Company shall no longer exist as a separately owned public company for purposes of this paragraph 4.

     5.   Resignation as a Director.

     Notwithstanding any other provision of the Employment Agreement, neither the Executive's resignation as a director nor the Company's acceptance of any such resignation or failure to renominate him shall be deemed a termination of the Agreement by either party.

     6.   Legal Representation; Attorneys Fees.

     Notwithstanding paragraph 5 of the Employment Agreement, in the event the Company fails to make the payments due the Executive under the Employment Agreement as amended by this Agreement, the Employment Agreement shall be deemed terminated Without Cause by the Company. In the event that legal action is necessary for the enforcement by Executive of the Company's obligations under the Employment Agreement, as amended hereby, the Executive shall be entitled to recover said amounts together with costs of collection, including attorney fees and court costs. In addition, the Executive may be entitled to accelerated payment of any and all base compensation due to him under the Employment Agreement, as amended hereby, in the event of certain breaches by the Company of its obligations to the Executive pursuant to a certain Option and Right of First Refusal letter agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

               DATA SWITCH CORPORATION



               By: W. James Whittle
                   _________________
                   W. James Whittle

                  Richard E. Greene
                  _________________
                  Richard E. Greene